
                                                       EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)
                       Nine Months
                          Ended
                      September 30,  Year    Year    Year    Year    Year
                            1999     1998    1997    1996    1995    1994
                           ------- ------- ------- ------- ------- -------
EARNINGS
Income from continuing
  operations before
  income taxes, minority
  interest and
  extraordinary loss*       $2,153  $1,952  $3,440  $2,479  $2,168  $2,011

Add:
Interest on debt                83     139      94      79     102      70

Interest component of the
ESOP benefit expense            16      29      32      34      37      39

Portion of rent under
operating leases
representative of the
interest component              28      41      41      46      51      46

Less: Equity in undistributed
income of 20-50% owned
companies                        4       4       3      --       1       2
                            ------ ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES           $2,276  $2,157  $3,604  $2,638  $2,357  $2,164
                            ======  ======  ======  ======  ======  ======

FIXED CHARGES
Interest on debt                83     139      94      79     102      70

Interest component of the
ESOP benefit expense            16      29      32      34      37      39

Portion of rent under
operating leases
representative of the
interest component              28      41      41      46      51      46
                            ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES         $  127  $  209  $  167  $  159  $  190  $  155
                            ======  ======  ======  ======  ======  ======
RATIO OF EARNINGS TO
FIXED CHARGES                17.92   10.32   21.58   16.59   12.41   13.96

<F1>
*1999 includes non-recurring pre-tax net gains of $100 million, 1998 includes a pre-tax restructuring charge of $493 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.

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